Exhibit 8.1

                                                                  March 14, 2000


The Addressees Listed
   on Schedule I hereto

                  Re:      Home Loan Trust 2000-1

Ladies and Gentlemen:

         We have acted as special tax counsel in connection with the issuance and delivery of certain mortgage loan asset-backed certificates denominated Home Loan Trust Mortgage Pass-Through Certificates Series 2000-1, Class A-1, Class A-2 and Class R (collectively, the "Certificates"), pursuant to a Pooling and Servicing Agreement dated as of February 29, 2000 (the "Pooling and Servicing Agreement") among Home Loan and Investment Bank, F.S.B., as Master Servicer, Residential Asset Funding Corporation, as Depositor, and Bankers Trust Company of California, N.A., as trustee (the "Trustee").

         As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) Prospectus dated September 9, 1999 and Prospectus Supplement dated March 10, 2000 (together the "Prospectus") with respect to the Class A-1 and Class A-2 Certificates, and (b) an executed copy of the Pooling and Servicing Agreement and the exhibits attached thereto.

         Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Pooling and Servicing Agreement.

         Based upon the foregoing and upon the assumptions set forth below, we are of the opinion, under the laws of the United States, New York State, New York City in effect as of the date hereof, that:

         1. Assuming that (a) the Trust Fund (other than the Spread Account) created under the Pooling and Servicing Agreement elects, as it has covenanted to do in the Pooling and Servicing Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code") and (b) the parties to the Pooling and Servicing Agreement comply with the terms thereof, the Trust Fund (other than the Spread Account) will be treated as a REMIC (the "REMIC"). Subject to the above, the Class A Certificates issued pursuant to the Pooling and Servicing Agreement will be treated as a "regular interest" in the REMIC and the Class R Certificates will be treated as the sole "residual interest" in the REMIC.

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         2. The statements under the caption "Material Federal Income Tax
Considerations" in the Prospectus Supplement are accurate and complete in all material respects.

         3. As a consequence of the qualification of the Trust Fund (other than the Spread Account) as a REMIC, the Class A Certificates will be treated as "qualifying real property loans" under Section 593(d) of the Code, "regular . .
 . interests in a REMIC" under section 7701(a) (19) (C) (xi) of the Code and "real estate assets" under Section 856 (c) of the Code in the same proportion that the assets in the REMIC consist of qualifying assets under such Sections. In addition, as a consequence of the qualification of the REMIC, interest on the Class A Certificates will be treated as "interest on obligations secured by mortgages on real property" under section 856(c) (3) (b) of the Code to the extent that such Class A Certificates are treated as "real estate assets" under section 856 (c) of the Code.

         4. The REMIC will not be subject to tax upon its income or assets by the taxing authority of New York State or New York City.

         5. The REMIC will not be subject to the California state income or franchise tax; provided, however, that no opinion is expressed as to whether the Trust is subject to the California state minimum tax imposed under Section 23151 or 23153 of the California Revenue and Taxation Code.



                                                     Very truly yours,

                                       2
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                                   SCHEDULE I


Financial Security Assurance Inc.        First Union Securities, Inc.
350 Park Avenue                          301 South College Street, DC-6
New York, NY 10022                       Charlotte, NC 28288-0166

Bankers Trust Company of California,     Residential Asset Funding Corporation
N.A., as Trustee                         301 South College Street, DC-6
1761 East St. Andrews Place              Charlotte, NC 28288-0166
Santa Ana, California 92705-4934

Standard & Poor's Ratings Services       Moody's Investors Service
55 Water Street                          99 Church Street
New York, NY 10004                       New York, NY 10007

Home Loan Investment Corporation         Home Loan and Investment Bank, F.S.B.
One Home Loan Plaza, Suite 3             One Home Loan Plaza, Suite 3
Warwick, RI 02886                        Warwick, RI 02886